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                                                                Exhibit 99.1


FOR RELEASE: Wednesday, June 26, 2013 at 5:30 AM PST
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         Intuit CEO BRAD SMITH JOINS NORDSTROM BOARD OF DIRECTORS

SEATTLE, Wash. - (June 26, 2013) - Seattle-based Nordstrom, Inc. (NYSE: JWN) announced today the appointment of Brad Smith, Intuit Inc. president and chief executive officer, to the company's Board of Directors. His addition brings the total number of directors to 12, nine of whom serve as independent directors. Nordstrom directors serve one-year terms and the company requires annual elections of all Board members.

Smith was named president and chief executive officer of Intuit in January 2008, culminating a five-year rise through the company where he successfully led several of its major businesses. Today, Intuit simplifies the business of life for more than 60 million consumers, small businesses, financial institutions and accounting professionals around the world.

Under Smith's leadership, Intuit has a renewed startup mentality, despite being a 30-year-old Silicon Valley company. That mindset, combined with the ability to reinvent and transform itself along the way, has helped establish Intuit as an innovative company with more than $4 billion in annual revenue and 8,500 employees around the world.

Before joining Intuit, Smith served in a variety of sales, marketing and management roles with ADP, PepsiCo, Seven-Up and Advo, Inc. He is also a former director of Yahoo! Inc.

"Brad adds to the already strong talent and diverse expertise represented on our Board," said Enrique Hernandez, Jr., Chairman of the Board of Directors for Nordstrom. "In addition to his corporate governance experience as a public company director, he brings an impressive track record of leading a successful customer-driven business with a reputation for developing innovative products and solutions. We're delighted to have him on our team and look forward to his contribution as we work to improve the service experience and extend our reputation with customers and shareholders alike."

ABOUT NORDSTROM
Nordstrom, Inc. is one of the leading fashion specialty retailers based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 248 stores in 33 states, including 117 full-line stores, 127 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.



Investor Contact:                                   Media Contact:
Trina Schurman                                      Colin Johnson
Nordstrom, Inc.                                     Nordstrom, Inc.
206-233-6503                                        206-303-3036

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